Exhibit 10.3

This Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (hereinafter referred to as the “Agreement”) is dated as of November 15, 2019 and is by and between RenovaCare, Inc., a Nevada corporation with offices at 9375 East Shea Blvd., Suite 107-A Scottsdale, AZ 85260 (the “Company”) and Alan L. Rubino residing at 210 Old Chester Road, Essex Fells, NJ 07021 (hereinafter referred to in the first person as “I,” “me” or “my”).

In consideration for the salary, bonus and benefits received under my certain Employment Agreement with the Company dated of even date herewith, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1. Inventions and Patents.

(a) I will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I develop, make, conceive or reduce to practice during my employment by the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and, except as set forth in Section 1(c) I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such Invention.

(b) I agree to assign to the United States government all my right, title, and interest in and to any and all Developments whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(c) I understand that the provisions of this Agreement requiring assignment of Developments to the Company shall not apply to any inventions, discoveries, trade secrets and improvements, whether or not patentable, that I have developed entirely on my own time without using the Company's equipment, supplies, facilities, trade secret information or Proprietary Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Schedule A.

(d) I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

(e) I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this Section 1 will continue after the termination of my employment with the Company and that during my employment I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company.

(f) In addition to my agreements set forth in Section 1(a) and (b), I hereby constitute and appoint the Company, its successors and assigns, my true and lawful attorney, with full power of substitution for me, and in my name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of me necessary to effect the assignment set forth in Section 1(a), and from time to time to institute and prosecute in my name or otherwise, but at the direction and expense and for the benefit of the Company and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Company, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Developments and to defend and compromise any and all actions, suits and proceedings in respect of any of the Developments and to do any and all such acts and things in relation thereto as the Company, its successors or assigns shall deem advisable, and I hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by me in any manner or for any reason.

(g) In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and/or reduced to practice prior to my employment with the Company and that I believe are, accordingly, excepted from the provisions of this Section 1 (collectively, “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest into a Company product, process or machine without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

2. Proprietary Information.

(a) I recognize that my relationship with the Company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company and of others through the Company. I will not at any time, either during my employment with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, “Proprietary Information”). Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists and any other information which is not generally known to the public and which gives the Company the opportunity to obtain advantage over competitors who do not know or use such information, such as research and development data, techniques, formulas, clinical methods, clinical results, marketing strategies, management techniques, technical information relating to organic chemistry, physical chemistry, analytical, pre-clinical, quality control, quality assurance, product development, manufacturing processes, manufacturing techniques, quality control and assurance methods and procedures, information systems, information technologies and development, and information regarding the Company’s customers and/or partners, including but not limited to customer profiles, demographic data, marketing plans, sales data, preferences, other business cycles, buying patterns, pricing and discounting, key contact personnel, special requirements, financial and/or contractual relations, job orders, requisitions, bids and bidding practices, unpublished promotional material, and related information. I understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Proprietary Information for purposes of this Agreement.

(b) My undertaking and obligations under this Section 2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on my part; (ii) is generally disclosed by the Company to third parties without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company (the “Board”); or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or I am a party, provided that I shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

(c) I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

(e) Upon termination of my employment with the Company or at any other time upon request, I will promptly deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, in whatever form on whatever tangible medium, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company, which I shall not retain.

(f) If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

3. Absence of Restrictions Upon Disclosure and Competition.

(a) I hereby represent that, except as I have disclosed in writing to the Company, and included in Schedule A to this Agreement, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(b) I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

4. Non-Compete/Non-Solicitation.

(a) During the term of my employment with the Company, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person whose activities or products are directly or indirectly competitive with activities or products of the Company, except as otherwise authorized by Section 2.2 of the Employment Agreement.

(b) For so long as I am employed by the Company and for a period of 12 full months thereafter, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person, anywhere in the world where the Company does business whose products are directly or indirectly competitive with products of the Company, or whose principal business is stem cell therapy delivered through device technology, including medical devices to accelerate wound healing and tissue regeneration therapies for burns using innovative stem cell technologies. For purposes of this Section 4, “products of the Company” shall mean any and all products related to, based upon or derived from the Company’s Proprietary Information and such other products marketed or in development by the Company during the term of my employment.

(c) I recognize that these restrictions on competition are reasonable because of the Company’s investment in good will and in its intellectual property, technology and professional and collaborative relationships and other proprietary information and my knowledge of the Company’s business and business plans. However, if any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

(d) During my employment with the Company and for 12 full months thereafter, I will notify the Company in the event I take up a position of any sort with any company or person whose activities or products are directly or indirectly competitive with activities or products of the Company. I recognize and agree that nothing in this Section 4(d) or any notice provided hereunder shall constitute consent by the Company or the Board with respect to such occurrence or a waiver or modification of the restrictions set forth in Sections 4(a) and 4(b) hereof.

(e) I shall not recruit or otherwise solicit or induce any employees of the Company, to terminate their employment with, or otherwise cease their relationships with, the Company or any of its subsidiaries during my employment with the Company and for a period of 12 full months thereafter. In addition, I shall not recruit or otherwise solicit any person who was an employee of the Company during any time within six months prior to the end of my employment with the Company.

5. Other Obligations and Agreements.

(a) I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

(b) I agree that I will advise any prospective employers of the covenants and restrictions of this Agreement and authorize the Company to advise any other company or person of the existence and terms of this Agreement.

6. Miscellaneous.

(a) The partial or complete invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. This Agreement does not constitute an employment agreement, and no changes in my compensation, title or duties or any other terms or conditions of my employment, including, without limitation, the termination of my employment, shall affect the provisions of this Agreement except as stated herein.

(c) As used herein, the term “Company” shall include RenovaCare, Inc. and any of its predecessors, subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I agree not to assign any of my obligations under this Agreement. This Agreement will be binding upon my heirs, executors and administrators.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to its conflict of law provisions). The Company and I hereby expressly consent to the jurisdiction of the federal courts located in the State of New Jersey to adjudicate any dispute arising under this Agreement. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW JERSEY FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(g) I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon an adjudication by a court of a competent jurisdiction that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of Proprietary Information.

(h) If any one or more provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(i) The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

(j) Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or by email or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Company:

RenovaCare, Inc.

9375 East Shea Blvd.,

Suite 107-A

Scottsdale, AZ 85260

Attention: Harmel S. Rayat

Facsimile: 604-336-8609

Email Address: hsr@renovacareinc.com

Copy to:

Joseph Sierchio, Esq.

Sierchio Law, LLP

430 Park Avenue

Suite 702

New York, New York 10022

Email Address: joseph@sierchiolaw.com

If to the Executive, to the following address:

Alan L. Rubino

210 Old Chester Road

Essex Fells, NJ 07021

Email Address: alanrubino@comcast.net

Copy to:

James M. Piro, Esq.

Piro Zinna

360 Passaic Avenue

Nutley, NJ 07110

Fax No.: 973-661-5157

Email: jpiro@pirozinnalaw.com

(k) This Agreement shall not be binding or enforceable unless and until executed on behalf of all parties hereto; this Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

[SIGNATURE PAGE FOLLOWS]

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS, EFFECTIVE AS OF THE DATE FIRST ENTERED ABOVE. BY SIGNING BELOW, I ACKNOWLEDGE AND AGREE THAT (A) THE COVENANTS AND RESTRICTIONS OF THIS AGREEMENT ARE REASONABLE AND NECESSARY FOR THE PROTECTION OF THE COMPANY’S BUSINESS; (B) I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY AND OF MY OWN FREE WILL IN ORDER TO OBTAIN THE BENEFITS OF EMPLOYMENT BY THE COMPANY, I HAVE NOT BEEN COERCED BY THE COMPANY OR ANY OTHER PARTY TO ENTER INTO THIS AGREEMENT, AND I HAVE CONSULTED WITH LEGAL COUNSEL WITH RESPECT TO THE TERMS OF THIS AGREEMENT.

/s/ Alan L. Rubino Dated: November 15, 2019

Alan L. Rubino

RENOVACARE, INC.

BY:/s/ Jatinder S. Bhogal Dated: November 15, 2019

Name: Jatinder S. Bhogal

Title: Chief Operating Officer

SCHEDULE A

Prior Inventions, Copyrights, Confidentiality Obligations, etc.

1.       Emisphere Technologies, Inc., former employer as CEO and President and Board of Director.

2.       Vericel Corporation, Board of Director

3.       SANUWAVE Health, Inc., Board of Director

4.       Genisphere LLC, Board of Director

5.       AlaMab Therapeutics Inc., a subsidiary of CSPC Pharmaceutical Group, Ltd., Executive Advisor

6.       Origin, Inc., Executive Advisor